EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Lori A. Gwizdala, CFO

989-839-5350

Chemical Financial Corporation to Partner with Northwestern Bancorp, Inc.

•	Creates preeminent Michigan-based retail banking franchise, building upon stated mission as "The Community Bank for Michigan"
•	Enhances delivery network with 25 additional locations across 11 northwestern Michigan counties
•	Adds approximately $758 million in deposits, $502 million in loans, $1 billion in assets to wealth management portfolio, and a $1.3 billion mortgage servicing portfolio
•	Results in anticipated double-digit accretion to EPS in first full year

Midland, MI and Traverse City, MI. March 11, 2014---The boards of directors of Chemical Financial Corporation (Nasdaq: CHFC), the holding company for Chemical Bank, and Northwestern Bancorp, Inc., the holding company for Northwestern Bank, today announced the execution of a definitive agreement for Chemical Financial Corporation ("Chemical") to partner with Northwestern Bancorp, Inc. (“Northwestern") in an all cash transaction valued at $120 million.

Chemical anticipates the transaction, with cost saves fully phased in, to be immediately accretive to earnings per share of approximately 16 percent.  Chemical expects net cost savings from post-closing synergies to reach an annual run rate of approximately $11 million, and they are expected to be fully achieved within 2 quarters after the closing. Chemical estimates pre-tax acquisition-related and integration costs of approximately $13 million dollars, which are anticipated to be incurred within 6 months of the closing date.

“We are delighted to welcome Northwestern Bank and its talented team of Michigan bankers to the Chemical Financial family. We view their organization as the premier northwestern Michigan community banking franchise, and believe the combination of these two community-driven, Michigan-focused institutions will provide a compelling choice for the state’s residents and businesses,” said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation. “The organizations share a foundational approach to community banking -- encompassing experienced local management, capital strength and an underlying commitment to employees, customers and Michigan communities -- that will enable us to flourish as we grow.”

“From a strategic perspective, this is a great fit. Not only do these institutions’ core banking philosophies and cultural traits align, but their branch networks are complementary. As a result, the transaction will provide Chemical with a leading position in northern Michigan, expanding the breadth of our footprint and providing entry into several new markets where our robust product and service offerings, especially on the lending side, will provide significant growth potential. Furthermore, Northwestern’s productive fee-based businesses, including wealth management and residential mortgage origination and servicing, will enhance our efforts in these areas,” added Ramaker.

"Given the similarity in our community-based approaches to meeting Michigan’s banking needs, Chemical was the clear choice as Northwestern's go-forward partner," said Daniel Terpsma, President and Chief Executive Officer of Northwestern Bank. "Chemical’s proven strategy of customer-centric, community banking coupled with its commitment to Michigan and its people, clearly aligns with our vision, values and mission. We believe that our employees, customers and the communities we serve will benefit greatly from the strength, depth and growth prospects that Chemical brings to this region. On behalf of the Board of Directors of Northwestern, we want to thank our employees for helping us build a premiere community bank," noted Terpsma.

The partnership with Northwestern and its 25 branches across 11 northwestern Michigan counties is expected to increase Chemical Bank's core deposit base by approximately $760 million. Post-closing, it is anticipated that Chemical will have the largest retail branch delivery network (ranked by number of branch locations) outside of the Detroit MSA of any financial institution operating in Michigan. Also, it is anticipated that Chemical Bank will become the 8th largest institution in Michigan overall (ranked by deposit market share at June 30, 2013); the largest Michigan-based financial institution when excluding the Detroit MSA; and the 3rd largest institution in the Traverse City MSA. On a pro forma basis, as of December 31, 2013, the combined organization had approximately $7 billion in assets, $5.1 billion in loans and $5.9 billion in deposits in 181 branches across 49 counties in southwestern, central and northern Michigan.

Under the terms of the definitive agreement, Chemical will acquire all of the outstanding shares of Northwestern’s common stock in an all cash transaction. Pending satisfaction of normal regulatory approval requirements and other customary closing conditions, as well as approval of Northwestern shareholders, the transaction is anticipated to close in the third quarter of 2014. Upon closing of the transaction, Chemical intends to consolidate Northwestern's banking subsidiary, Northwestern Bank, into Chemical's banking subsidiary, Chemical Bank, and operate under the Chemical Bank name. Upon completion of the transaction, one independent member of Northwestern's board of directors will join Chemical's board of directors.

Chemical's estimated fair value credit adjustments in Northwestern's current loan portfolio would lower the recorded carrying amount of Northwestern's loan portfolio after allowance 4.4 percent.

Chemical anticipates that, as a result of the regulatory review process, it may be required to divest one acquired branch in the Gaylord, Michigan, market area. Chemical’s current projections also reflect the potential consolidation of 4 other branches in 3 communities where Chemical and Northwestern have overlapping locations.

Chemical was advised by the investment banking firms of Keefe, Bruyette & Woods and Donnelly Penman & Partners and the law firm of Warner Norcross & Judd LLP. Northwestern was advised by the investment banking firm of Sandler O'Neill & Partners L.P. and the law firm of Silver, Freedman, Taff & Tiernan LLP.

Chemical Financial Corporation will host a conference call to discuss this merger on Tuesday, March 11, 2014 at 11 a.m. EDT. Anyone interested may access the conference call on a live basis by dialing toll-free at 1-866-293-8970 and entering 6096892 for the conference ID. The call will also be broadcast live over the Internet hosted at Chemical Financial Corporation's website at www.chemicalbankmi.com under the "Investor Info" section. A copy of the slide-show presentation and an audio replay of the call will remain available on Chemical Financial Corporation's website for at least 14 days.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At December 31, 2013, Chemical had total assets of $6.2 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

About Northwestern Bancorp, Inc.

Northwestern Bancorp, Inc. is the parent holding company for Northwestern Bank, a Michigan chartered savings bank. Northwestern Bank is headquartered in Traverse City, Michigan and offers banking, investment and trust services and employee benefit services through 25 office locations in northern Michigan. At December 31, 2013, Northwestern Bancorp, Inc. had $845 million in total assets, $502 million in total loans, $758 million in total deposits and $975 million in assets under management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements regarding Chemical Financial Corporation’s outlook or expectations with respect to the planned strategic partnership with Northwestern Bancorp, Inc., including the expected costs to be incurred and cost savings to be realized in connection with the transaction, the expected impact of the transaction on Chemical's future financial performance (including anticipated accretion to earnings per share, tangible book value earn-back period and internal rate of return), the assumed purchase accounting adjustments and intangibles and other key transaction assumptions, and consequences of Northwestern's integration into Chemical. Words such as "anticipated," "estimated," "expected," "projected," "assumed," "approximately," "continued," "should," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a projection or prediction of future results and is presented for informational purposes only.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the transaction and the integration of Northwestern into Chemical after closing include, without limitation:

•	Completion of the transaction is dependent on, among other things, receipt of regulatory and Northwestern shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.

•	The impact of the completion of the transaction on Chemical's financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the third quarter of 2014.

•	The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•	The integration of Northwestern's business and operations into Chemical, which will include conversion of Northwestern's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Northwestern's or Chemical's existing businesses.

•	Chemical’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses from Northwestern's loan portfolio than expected and deposit attrition may be greater than expected.

In addition, risk factors include but are not limited to, the risk factors described in Item 1A of Chemical's Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.